                                                                  EXHIBIT 11.01


                       XCELLENET, INC. AND SUBSIDIARIES

               Computation of Earnings Per Share of Common Stock
             For the Years Ended December 31, 1996, 1995 and 1994
                   (amounts in thousands, except per share)

                                                                                For the Year Ended
                                                                                   December 31,
                                                                          ------------------------------
                                                                            1996       1995       1994
                                                                          --------   --------   --------
Weighted average number of common shares outstanding                         7,229      7,387      6,493

Add - Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it
      applies to the computation of primary earnings per share                 686      1,093      1,340
                                                                             -----      -----      -----
NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING                    7,915      8,480      7,833

Add - Additional shares of common stock assumed issued upon
      exercise of stock options using the "treasury stock" method as it
      applies to the computation of fully diluted earnings per share           125          -        119
                                                                             -----      -----      -----
NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
  ASSUMING FULL DILUTION                                                     8,040      8,480      7,952
                                                                             =====      =====      =====

NET INCOME                                                                       -     $3,802     $3,555
                                                                             =====      =====      =====
EARNINGS PER SHARE:
    PRIMARY                                                                  $0.00      $0.45      $0.45
                                                                             =====      =====      =====
    FULLY DILUTED                                                            $0.00      $0.45      $0.45
                                                                             =====      =====      =====

A single presentation of primary earnings per share is made on the Consolidated
   Statements of Operations because the effect of assuming full dilution is insignificant in each period presented.